Exhibit 99

CACI Reports Results for Its Fiscal 2022 First Quarter

Revenues of $1.5 billion

Net income of $88.1 million and Diluted EPS of $3.70

Adjusted net income of $101.1 million and Adjusted diluted EPS of $4.24

Adjusted EBITDA of $160.9 million and Adjusted EBITDA margin of 10.8%

Robust cash flow from operations and free cash flow

Contract awards of $2.4 billion

RESTON, Va.--(BUSINESS WIRE)--October 27, 2021--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced results today for its fiscal first quarter ended September 30, 2021.

CEO Commentary and Outlook

John Mengucci, CACI’s President and CEO, said, “Our first quarter results are a great start to fiscal year 2022. We delivered another quarter of solid organic revenue growth with strong profitability and robust cash flow. We are investing ahead of customer need, driving healthy contract awards and backlog growth. We continued to execute on our flexible and opportunistic capital deployment strategy, making two acquisitions and completing the $500 million accelerated share repurchase we announced in March. In short, we are delivering on our commitments with a focus on generating long-term shareholder value.”

First Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	9/30/2021	9/30/2020	% Change
Revenues	$1,490.9	$1,459.5	2.2%
Income from operations	$127.0	$134.4	-5.5%
Net income	$88.1	$93.6	-5.9%
Adjusted net income, a non-GAAP measure[1]	$101.1	$105.5	-4.2%
Diluted earnings per share	$3.70	$3.67	0.8%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$4.24	$4.14	2.4%
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$160.9	$165.4	-2.7%
Net cash provided by operating activities excluding MARPA[1]	$174.5	$192.7	-9.5%
Free cash flow, a non-GAAP measure[1]	$164.3	$176.4	-6.9%
Days sales outstanding (DSO)[2]	52	54
(1)

This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

(2)	The DSO calculations for first quarter FY22 and first quarter FY21 exclude the impact of the Company’s MARPA, which was 9 days and 7 days, respectively.

Revenues in Q1 FY22 increased 2 percent year-over-year organically. The year-over-year decrease in income from operations was driven primarily by unusually high profitability in the year-ago quarter, which was due to low cost of delivery on a fixed-price program and lower medical expenses, both as a result of COVID-19. Diluted earnings per share and adjusted diluted earnings per share increased due to a lower share count as a result of the $500 million accelerated share repurchase announced in March 2021, partially offset by lower net income and lower adjusted net income. The decrease in cash from operations, excluding MARPA, was driven primarily by the benefit of deferred payroll taxes under the CARES Act in the year ago quarter, partially offset by strong collections.

First Quarter Contract Awards

Contract awards in Q1 FY22 totaled $2.4 billion, with approximately 50 percent for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:

  A five-year, single-award task order, with a ceiling value of $785 million, to provide mission expertise in integrated information warfare and electronic warfare solutions, training, readiness, and modernization to advance customer missions.
  A five-year, single-award task order for $209 million to continue providing agile development, systems integration, and cloud migration for accounting and financial management systems of one of the armed services.
  A five-year, single-award task order, with a ceiling value of $54 million, to provide mission expertise to support the customer in the areas of mathematical, statistical, engineering, physical, and life sciences analysis, and program management.
  First quarter contract awards include $536 million of previously unannounced awards on classified contracts. These awards contain a significant amount of cyber-related work, including a multi-hundred-million-dollar contract to provide offensive cyber capabilities to an intelligence customer.
  A prime contract position in all 10 pools on the General Services Administration (GSA) ASTRO indefinite delivery/indefinite quantity contract. ASTRO is a 10-year, multiple-award contract sponsored by the Department of Defense and managed by GSA’s Federal Systems Integration and Management Center. The GSA ASTRO pools include data operations; mission operations; aviation; space; maritime; ground; systems integration and development; research and development; support services; and training services.
  A prime position on a six-year multiple-award, indefinite delivery, indefinite quantity contract, with a ceiling value of $575 million, by the U.S. Deputy Chief of Naval Operations. Under the U.S. Navy’s Technical Support Services (TSS) contract supporting Manpower, Personnel, Training and Education (MPT&E), CACI will provide enterprise expertise to ensure sailor readiness and help implement a broad transformation of the MyNavy HR information system.

Total backlog as of September 30, 2021 was $23.9 billion compared with $21.9 billion a year ago, an increase of 9 percent. Funded backlog as of September 30, 2021 was $3.5 billion compared with $3.4 billion a year ago, an increase of 3 percent.

Additional First Quarter Highlights

  CACI acquired two companies that provide mission technology to sensitive government customers. Their capabilities include open-source intelligence solutions, specialized cyber, and satellite communications.
  CACI released its latest technologies to mitigate threats from unmanned aircraft systems. The next generation CORIAN 2.0 system and new CORIAN Tactical system, are part of CACI’s SkyTracker® Suite of counter-unmanned aircraft system (C-UAS) technology, combining the latest generation of sensors and effectors for a complete range of autonomous threat coverage.
  CACI launched its AVT CM62 Micro Gimbal, a multi-sensor imaging system that combines high definition electro-optical imagery and a custom long-wave infrared core in a 260g, compact system. The CM62 Micro Gimbal is a multi-sensor imaging system that combines high definition electro-optical (EO) imagery and a custom long-wave infrared (LWIR) core in a 260g, compact system. The CM62 offers high performance intelligence, surveillance, and reconnaissance (ISR), in a small, lightweight, and low-power system to enhance future small unmanned aerial system (sUAS) operations.
  CACI announced that it has joined the GitLab Partner Program as the first federal system integrator. This program enables CACI to best leverage GitLab’s DevOps platform to deliver software faster (velocity) and more efficiently, while strengthening security and compliance. GitLab provides the DevOps platform that can shorten the system development lifecycle and provide continuous delivery of high-quality, secure software.
  CACI was named a 2021 Top Workplace in San Antonio, Texas for the fourth consecutive year. The surveys are administered by Energage and honorees are chosen based solely on employee feedback gathered through an employee engagement survey.
  CACI received the 2021 Trailblazer Award from the Virginia Department of Veterans Services for the company’s “exemplary investment in veterans and military spouses.” Specifically, the honor recognized the company’s “Continue Your Mission” veterans outreach campaign and Military Veterans Advocacy program, as well as CACI’s overall “investment and support for veterans.” The award was presented during the virtual Virginia Veterans & Military Affairs Conference hosted by Gov. Ralph Northam and sponsored by the Virginia Chamber of Commerce.
  CACI Board Member, The Honorable Susan M. “Sue” Gordon, received the Intelligence and National Security Alliance’s (INSA) 2021 William Oliver Baker Award, in recognition of her extraordinary contribution to U.S. intelligence and national security affairs. The Baker Award recognizes individuals who have made sustained contributions or single achievements of extraordinary merit to the intelligence and national security affairs of the United States. Ms. Gordon was recognized at the 2021 William Oliver Baker Award Dinner.
  CACI hosted the 14th symposium in the Asymmetric Threat Symposium series on national security challenges, titled “Competing Revolutions in Military Affairs: Artificial Intelligence, Machine Learning, and Information Age Conflict,” on Oct. 19, 2021.

Reaffirming FY22 Guidance

The table below summarizes our FY22 guidance and represents our views as of October 27, 2021.

(in millions except earnings per share)	Fiscal Year 2022 Guidance
Revenues	$6,200 - $6,400
Adjusted net income, a non-GAAP measure[1]	$430 - $450
Adjusted diluted earnings per share, a non-GAAP measure[1]	$18.00 - $18.83
Free cash flow, a non-GAAP measure[2]	at least $720
(1)

Adjusted net income and Adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

(2)

Expected Fiscal Year 2022 free cash flow includes an estimated $230 million tax refund related to certain tax elections, as well as a payroll tax deferral repayment of approximately $45 million. Free cash flow is defined as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, October 28, 2021 during which members of our senior management will be making a brief presentation focusing on first quarter results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI

CACI’s approximately 22,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World’s Most Admired Company. As a member of the Fortune 500 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	9/30/2021	9/30/2020	% Change
Revenues	$ 1,490,898	$ 1,459,506	2.2%
Costs of revenues:
Direct costs	974,171	939,934	3.6%
Indirect costs and selling expenses	357,106	355,004	0.6%
Depreciation and amortization	32,592	30,144	8.1%
Total costs of revenues:	1,363,869	1,325,082	2.9%
Income from operations	127,029	134,424	-5.5%
Interest expense and other, net	10,398	9,980	4.2%
Income before income taxes	116,631	124,444	-6.3%
Income taxes	28,522	30,800	-7.4%
Net income	$ 88,109	$ 93,644	-5.9%

Basic earnings per share	$ 3.74	$ 3.73	0.3%
Diluted earnings per share	$ 3.70	$ 3.67	0.8%

Weighted average shares used in per share computations:
Basic	23,560	25,099
Diluted	23,844	25,486

Statement of Operations Data (Unaudited)

	Three Months Ended
	9/30/2021	9/30/2020	% Change
Income from operations (as a % of Revenues)	8.5%	9.2%
Effective tax rate	24.5%	24.8%
Net income (as a % of Revenues)	5.9%	6.4%

Adjusted EBITDA*	$ 160,940	$ 165,436	-2.7%
Adjusted EBITDA Margin*	10.8%	11.3%

* This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	9/30/2021	6/30/2021
ASSETS:
Current assets:
Cash and cash equivalents	$ 104,430	$ 88,031
Accounts receivable, net	774,934	879,851
Prepaid expenses and other current assets	362,809	363,294
Total current assets	1,242,173	1,331,176

Goodwill and intangible assets, net	4,209,293	4,108,684
Property, plant and equipment, net	183,864	190,444
Operating lease right-of-use assets	359,603	356,887
Other long-term assets	184,377	185,181
Total assets	$ 6,179,310	$ 6,172,372

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Current portion of long-term debt	$ 46,920	$ 46,920
Accounts payable	119,176	148,636
Accrued compensation and benefits	370,905	409,275
Other accrued expenses and current liabilities	299,273	279,970
Total current liabilities	836,274	884,801

Long-term debt, net of current portion	1,647,765	1,688,919
Other long-term liabilities	940,149	933,374
Total liabilities	3,424,188	3,507,094

Shareholders' equity	2,755,122	2,665,278
Total liabilities and shareholders' equity	$ 6,179,310	$ 6,172,372

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	9/30/2021	9/30/2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 88,109	$ 93,644
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	32,592	30,144
Non-cash lease expense	16,960	19,056
Amortization of deferred financing costs	576	583
Stock-based compensation expense	6,669	7,847
Deferred income taxes	(4,461)	2,339
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	108,236	20,987
Prepaid expenses and other assets	(24,085)	(21,420)
Accounts payable and other accrued expenses	(16,235)	21,109
Accrued compensation and benefits	(40,521)	(23,882)
Income taxes payable and receivable	31,444	8,384
Operating lease liabilities	(16,076)	(19,364)
Long-term liabilities	2,745	37,473
Net cash provided by operating activities	185,953	176,900

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,203)	(16,282)
Acquisition of businesses, net of cash acquired	(116,273)	(354,095)
Net cash used in investing activities	(126,476)	(370,377)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facilities	(41,730)	209,270
Proceeds from employee stock purchase plans	2,911	2,431
Repurchases of common stock	(2,472)	(2,074)
Payment of taxes for equity transactions	(426)	(688)
Net cash (used in) provided by financing activities	(41,717)	208,939
Effect of exchange rate changes on cash and cash equivalents	(1,361)	2,164
Net change in cash and cash equivalents	16,399	17,626
Cash and cash equivalents, beginning of period	88,031	107,236
Cash and cash equivalents, end of period	$ 104,430	$ 124,862

Revenues by Customer Group (Unaudited)
	Three Months Ended
(in thousands)	9/30/2021		9/30/2020		$ Change	% Change
Department of Defense	$1,000,127	67.1%	$1,004,195	68.8%	$(4,068)	-0.4%
Federal Civilian Agencies	413,664	27.7%	390,179	26.7%	23,485	6.0%
Commercial and other	77,107	5.2%	65,132	4.5%	11,975	18.4%
Total	$1,490,898	100.0%	$1,459,506	100.0%	$31,392	2.2%

Revenues by Contract Type (Unaudited)
	Three Months Ended
(in thousands)	9/30/2021		9/30/2020		$ Change	% Change
Cost-plus-fee	$893,713	60.0%	$823,609	56.5%	$70,104	8.5%
Fixed price	407,705	27.3%	433,814	29.7%	(26,109)	-6.0%
Time and materials	189,480	12.7%	202,083	13.8%	(12,603)	-6.2%
Total	$1,490,898	100.0%	$1,459,506	100.0%	$31,392	2.2%

Revenues by Prime or Subcontractor (Unaudited)
	Three Months Ended
(in thousands)	9/30/2021		9/30/2020		$ Change	% Change
Prime	$1,341,559	90.0%	$1,326,838	90.9%	$14,721	1.1%
Subcontractor	149,339	10.0%	132,668	9.1%	16,671	12.6%
Total	$1,490,898	100.0%	$1,459,506	100.0%	$31,392	2.2%

Revenues by Expertise or Technology (Unaudited)
	Three Months Ended
(in thousands)	9/30/2021		9/30/2020		$ Change	% Change
Expertise	$703,046	47.2%	$740,683	50.7%	$(37,637)	-5.1%
Technology	787,852	52.8%	718,823	49.3%	69,029	9.6%
Total	$1,490,898	100.0%	$1,459,506	100.0%	$31,392	2.2%

Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	9/30/2021	9/30/2020	$ Change	% Change
Contract Awards	$ 2,387,969	$ 1,834,758	$ 553,211	30.2%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to

Adjusted Diluted EPS

(Unaudited)

Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our core operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended
	9/30/2021	9/30/2020	% Change
Net income, as reported	$ 88,109	$ 93,644	-5.9%
Intangible amortization expense	17,593	16,134	9.0%
Tax effect of intangible amortization (1)	(4,626)	(4,242)	9.1%
Adjusted net income	$ 101,076	$ 105,536	-4.2%

	Three Months Ended
	9/30/2021	9/30/2020	% Change
Diluted EPS, as reported	$ 3.70	$ 3.67	0.8%
Intangible amortization expense	0.74	0.63	17.5%
Tax effect of intangible amortization (1)	(0.20)	(0.16)	25.0%
Adjusted diluted EPS	$ 4.24	$ 4.14	2.4%

(1) Calculation uses an assumed statutory tax rate of 26.3% on non-GAAP tax deductible adjustments.

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization expense (including depreciation within direct costs), and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2021	9/30/2020	% Change
Net income	$ 88,109	$ 93,644	-5.9%
Plus:
Income taxes	28,522	30,800	-7.4%
Interest income and expense, net	10,398	9,980	4.2%
Depreciation and amortization expense, including amounts within direct costs	33,911	31,012	9.3%
Adjusted EBITDA	$ 160,940	$ 165,436	-2.7%

	Three Months Ended
(in thousands)	9/30/2021	9/30/2020	% Change
Revenues, as reported	$ 1,490,898	$ 1,459,506	2.2%
Adjusted EBITDA	160,940	165,436	-2.7%
Adjusted EBITDA margin	10.8%	11.3%

Reconciliation of Net Cash Provided by Operating Activities to

Net Cash Provided by Operating Activities Excluding MARPA and to

Free Cash Flow

(Unaudited)

The Company defines Net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $200.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe this measure allows investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2021	9/30/2020
Net cash provided by operating activities	$ 185,953	$ 176,900
Cash used in (provided by) MARPA	(11,489)	15,795
Net cash provided by operating activities excluding MARPA	174,464	192,695
Capital expenditures	(10,203)	(16,282)
Free cash flow	$ 164,261	$ 176,413

(in millions)	FY22 Guidance
Net cash provided by operating activities (1)	$ 810
Cash used in (provided by) MARPA	-
Net cash provided by operating activities excluding MARPA	810
Capital expenditures	(90)
Free cash flow	$ 720

(1) Includes estimated tax refund of $230 million related to certain tax elections, as well as payroll tax deferral repayment of approximately $45 million.

Contacts

Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com

Investor Relations:
Dan Leckburg, Senior Vice President, Investor Relations
(703) 841-7666, dleckburg@caci.com